Exhibit 99(a)(6)

GUIDELINES FOR CERTIFICATION OF TAXPAYER IDENTIFICATION
NUMBER ON SUBSTITUTE FORM W-9

        Guidelines for Determining the Proper Identification Number to Give the Payer.    Social Security numbers and individual taxpayer identification numbers have nine digits separated by two hyphens: e.g., 000-00-0000. Employer identification numbers have nine digits separated by only one hyphen: e.g., 00-0000000. The table below will help determine the number to give the payer.

For this type of account:		Give the SOCIAL SECURITY Number (or individual taxpayer identification number) of—	For this type of account:		Give the EMPLOYER INDENTIFICATION number of—
1.	An individual's account	The individual	6.	A valid trust, estate, or pension trust	The legal entity (Do not furnish the identifying number of the personal representative or trustee unless the legal entity itself is not designated in the account title.)(4)
2.	Two or more individuals (joint account)	The actual owner of the account or, if combined funds, the first individual on the account(1)	7.	Corporate account	The corporation
3.	Custodian account of a minor (Uniform Gift to Minors Act)	The minor(2)	8.	Association, club, religious, charitable, educational, or other tax-exempt organization account	The organization
4.	a. The usual revocable savings trust account (grantor is also trustee)	The grantor-trustee(1)	9.	Partnership account held in the name of the business	The partnership
	b. So-called trust account that is not a legal or valid trust under State law	The actual owner(1)	10.	A broker or registered nominee	The broker or nominee
5.	Sole proprietorship account	The owner(3)	11.	Account with the Department of Agriculture in the name of a public entity (such as a State or local government, school district, or prison) that receives agricultural program payments	The public entity

(1)
List first and circle the name of the person whose number you furnish. If only one person on a joint account has a social security number, that person's number must be furnished.

(2)
Circle the minor's name and furnish the minor's social security number.

(3)
You must show the name of the individual owner, but you may also enter your business or "doing business as" name. You may use either your social security number or your employer identification number (if you have one).

(4)
List first and circle the name of the legal trust, estate, or pension trust.

Note: If no name is circled when there is more than one name, the number will be considered to be that of the first name listed.

Obtaining a Number

        If you don't have a taxpayer identification number, obtain Form SS-5, Application for a Social Security Number Card, Form SS-4, Application for Employer Identification Number, or Form W-4, Application for Individual Taxpayer Identification Number at the local office of the Social Security Administration or the Internal Revenue Service and apply for a number.

Payees Exempt from Backup Withholding

        Backup withholding is not required on any payments made to the following payees:

1.
An organization exempt from tax under section 501(a), any IRA, or a custodial account under section 403(b)(7) if the account satisfies the requirements of section 401(f)(2);

2.
The United States or any of its agencies or instrumentalities;

3.
A state, the District of Columbia, a possession of the United States, or any of their political subdivisions or instrumentalities;

4.
A foreign government or any of its political subdivisions, agencies, or instrumentalities; or

5.
An international organization or any of its agencies or instrumentalities.

        Other payees that may be exempt from backup withholding include:

6.
A corporation;

7.
A foreign central bank of issue;

8.
A dealer in securities or commodities required to register in the United States, the District of Columbia, or a possession of the United States;

9.
A futures commission merchant registered with the Commodity Futures Trading Commission;

10.
A real estate investment trust;

11.
An entity registered at all times during the tax year under the Investment Company Act of 1940;

12.
A common trust fund operated by a bank under section 584(a);

13.
A financial institution;

14.
A middleman known in the investment community as a nominee or custodian; or

15.
A trust exempt from tax under section 664 or described in section 4947.

        The chart below shows types of payments that may be exempt from backup withholding. The chart applies to the exempt recipients listed above, 1 through 15.

If the payment is for…	THEN the payment is exempt for…
Interest and dividend payments	All exempt recipients except for 9
Broker transactions	Exempt recipients 1 through 13. Also, a person registered under the Investment Advisers Act of 1940 who regularly acts as a broker

Barter exchange transactions and patronage dividends	Exempt recipients 1 through 5
Payments over $600 required to be reported and direct sales over $5,000(1)	Generally, exempt recipients 1 through 7(2)

(1)
See Form 1099-MISC, Miscellaneous Income, and its instructions.

(2)
However, the following payments made to a corporation (including gross proceeds paid to an attorney under section 6045(f), even if the attorney is a corporation) and reportable on Form 1099-MISC are not exempt from backup withholding: medical and health care payments, attorneys' fees, and payments for services paid by a Federal executive agency.

        EXEMPT PAYEES DESCRIBED ABOVE SHOULD FILE SUBSTITUTE FORM W-9 TO AVOID POSSIBLE ERRONEOUS BACKUP WITHHOLDING. FILE THIS FORM WITH THE PAYER, FURNISH YOUR TAXPAYER IDENTIFICATION NUMBER, WRITE "EXEMPT" ON THE FACE OF THE FORM, AND RETURN IT TO THE PAYER. IF THE PAYMENTS ARE INTEREST, DIVIDENDS, OR PATRONAGE DIVIDENDS, ALSO SIGN AND DATE THE FORM.

Privacy Act Notice

        Section 6109 requires most recipients of dividend, interest, or other payments to give taxpayer identification numbers to payers who must report the payments to the IRS. The IRS uses the numbers for identification purposes and to help verify the accuracy of your tax return. The IRS may also provide this information to the Department of Justice for civil and criminal obligations and to cities, states, and the District of Columbia to carry out their tax laws. The IRS may also disclose the information to other countries under a tax treaty, or to Federal and State agencies to enforce Federal non-tax criminal laws and to combat terrorism. A payer must be given the numbers whether or not recipients are required to file tax returns. Payers must generally withhold 28% of taxable interest, dividend, and certain other payments from a payee who does not furnish a taxpayer identification number to the payer. Certain penalties may also apply.

Penalties

(1)
Penalty for Failure to Furnish Taxpayer Identification Number.—If you fail to furnish your taxpayer identification number to a payer, you are subject to a penalty of $50 for each such failure unless your failure is due to reasonable cause and not to willful neglect.

(2)
Civil Penalty for False Information with Respect to Withholding.—If you make a false statement with no reasonable basis which results in no imposition of backup withholding, you are subject to a penalty of $500.

(3)
Criminal Penalty for Falsifying Information.—Falsifying certifications or affirmations may subject you to criminal penalties including fines and/or imprisonment.

        FOR ADDITIONAL INFORMATION CONTACT YOUR TAX CONSULTANT OR THE INTERNAL REVENUE SERVICE.